EXHIBIT 99.1

FOR RELEASE MAY 27, 2010

SOURCE: Uni-Pixel, Inc.

Rambus Acquires Uni-Pixel Display and Backlighting Intellectual Property

Engineering services agreement sets foundation for future collaboration

The Woodlands, Texas (May 27, 2010) — Uni-Pixel, Inc. (OTCBB: UNXL), a production stage company delivering its Clearly Superior™ Performance Engineered Films to the lighting and display, solar, and flexible electronics market segments, today announced that Rambus Inc., one of the world’s premier technology licensing companies, has acquired a portion of Uni-Pixel’s award winning intellectual property (IP) portfolio relating to dynamic backlighting, field sequential color displays, and Time Multiplexed Optical Shutter (TMOS™) display technology.  In addition, the Company has entered into an engineering services agreement with Rambus providing the ability for future collaboration and technology development.  Rambus will pay Uni-Pixel $2.25 million for these display and backlighting patents.

TMOS display technology can provide LCD panel manufacturers with a better means of building displays by reducing material costs and delivering superior performance.  The technology is targeted to leverage a subset of the current LCD manufacturing process, offering the potential of lowering the bill-of-materials and manufacturing costs by as much as 40-60%, while improving display performance characteristics including lower power consumption. Furthermore, backlight technology based on TMOS display technology can be applied to current LCD display panels to create a more efficient and cost-effective device.

Reed Killion, president and CEO of Uni-Pixel, noted, “Rambus has a long and rich history of creating and licensing industry-leading solutions, and we are pleased to enter into this agreement with a company of their caliber and significant expertise.  The alignment with Rambus, specifically its Lighting and Display Technology group, leverages strong business and technical synergies around the licensing, development and manufacturing of advanced micro-optics (MicroLens™ technology), edge illumination systems (backlights) and display technologies.  Rambus has demonstrated that its extensive system and integration expertise is core to its success in becoming one of the premier licensing companies in the world.  We look forward to further leveraging our technological capabilities in support of this agreement.”

Mr. Killion continued, “We see this agreement as a win-win for both companies, as it gives Uni-Pixel the ability to focus on our Clearly Superior Performance Engineered Films, while allowing Rambus to add innovative display and backlighting technology to its growing intellectual property portfolio.”

“This acquisition recognizes the significant contributions Uni-Pixel’s innovative technology can make to our solutions for LCD displays for HDTVs, mobile devices and PCs,” said Jeff Parker, senior vice president of the Lighting and Display Technology group at Rambus.  “In combination with our design expertise and patented innovations, such as MicroLens optical technology, our goal is to greatly advance the performance and cost-effectiveness of displays incorporating dynamic backlighting, field sequential color, and TMOS technology.”

Uni-Pixel’s business model is significantly optimized by focusing its efforts on the development and manufacturing of its Clearly Superior Performance Engineered Films for the display and backlighting, general lighting, solar and flexible electronics market sectors.  To date, the Company’s commercialization approach had centered on licensing the TMOS display and backlight technology to existing panel and backlight manufacturers, while supplying those licensees with its Clearly Superior Performance Engineered Film as one of the subcomponents in those technologies.

About Uni-Pixel, Inc.

Uni-Pixel is a production stage company delivering its Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics market segments. Uni-Pixel’s high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large area, combined with a thin film conductive element. The Company plans to sell its films as sub- components for use in LCD, FSC — LCD and its Time Multiplexed Optical Shutter (TMOS) display technology as a back light film and active film sub-component.  The Company is currently shipping its Clearly Superior ™ Finger Print Resistant protective cover films for multiple touch enabled devices. In addition, Uni-Pixel sells its films under the Clearly Superior™ brand, as well as private label and OEM. Uni-Pixel was recently recognized by MDB Capital Group as one of the top 50 small-cap most innovative public companies. Uni-Pixel’s corporate headquarters are located in The Woodlands, TX. For further information please see http://www.unipixel.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10 for the year ended December 31, 2009. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10 for the year ended December 31, 2009, as well as other public filings with the SEC since such date.

For additional information contact:

MEDIA: Uni-Pixel, Inc. Public Relations: Stacey Voorhees-Harmon SAVVY Public Relations Phone: 925-336-9592 E-mail: stacey@savvypublicrelations.net	INVESTORS: Uni-Pixel, Inc. Investor Relations: Laura Guerrant-Oiye Guerrant Associates Phone: 808-882-1467
E-mail: lguerrant@guerrantir.com